United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2011

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employee
of incorporation or organization)		Identification No.)

2141 Rosecrans Avenue, Suite 1160

El Segundo, California 90245

(Address of principal executive offices)

(Zip code)

(310) 606-8000

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, the Board of Directors (the “Board”) of Manhattan Bancorp (the “Company”) adopted a resolution increasing the size of the Board from ten (10) to eleven (11) and approving the appointment of Greg Jacobson to serve as a member of the Board. Mr. Jacobson accepted the Board’s offer as of January 1, 2011. The Board appointed Mr. Jacobson to serve on the Board to gain additional expertise associated with the Company’s expansion into mortgage-related business opportunities, included the activation of a retail mortgage department within Bank of Manhattan, N.A. (“Bank’), its wholly-owned bank subsidiary, and the formation of Manhattan Mortgage Warehouse, Inc. under Manhattan Capital Management LLP (“MCM”).  The Company holds a 70% interest in MCM through its non-bank subsidiary, MBFS Holdings Inc.

Mr. Jacobson, 47, has worked over 25 years in various capacities in the financial industry, principally related to mortgage-related activities.   He has served as Chief Executive Officer of MCM since April, 2009.  Prior to organizing MCM, Mr. Jacobson was the President and Chief Operating Officer of Countrywide Capital Markets Asia, a subsidiary of Countrywide Financial Corporation where he supervised Countrywide’s investment banking and broker/dealer activities in Hong Kong and Tokyo.  These responsibilities included compliance, operational and risk oversight.  Mr. Jacobson held this role from 2006 until September 2008.  Before working for the Countrywide group in Asia, he worked in a management capacity at Countrywide’s Broker/Dealer and also organized and operated Countrywide’s Warehouse Lending subsidiary.

In addition to his responsibilities on the Board, it is anticipated that Mr. Jacobson will serve as a member of the Company’s ALCO Committee.

Mr. Jacobson will continue to be compensated for his services as Chief Executive Officer of MCM, as outlined in his employment agreement filed in conjunction with a Current Report on Form 8-K dated October 1, 2009.  However, as an employee of an operating unit within the Company, it is not anticipated the Mr. Jacobson will participate in the fee structure available to outside directors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN BANCORP

Dated: January 4, 2011	By:	/s/ Dean Fletcher
Dean Fletcher
Executive Vice President &
Chief Financial Officer